EXHIBIT 23.1


             CONSENT OF KPMG SOMEKH CHAIKIN, INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ECI Telecom Ltd. Employee Share Incentive Plan 2002 of our report dated February 10, 2002 with respect to the financial statements of ECI Telecom Ltd. included in ECI Telecom Ltd.'s annual report on Form 20-F for the year ended December 31, 2001, filed with the Securities and Exchange Commission on June 28, 2002. Our report refers to the change in the Company's accounting treatment relating to derivative financial instruments and hedging activities as prescribed in SFAS 133 and to the change in the Company's accounting treatment relating to business combinations and goodwill and other intangible assets as prescribed in SFAS 141 and 142. Our report also includes an emphasis paragraph relating to a class action lawsuit filed against the Company.


/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Israel)
A member of KPMG International

March 4, 2003